MERRILL LYNCH HEALTHCARE FUND, INC.

FILE # 811-3595

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
03/08/01	Advance PCS	$257,472,844.63	$2,368,750.00	Bank of America
04/10/01	Dr. Reddys Laboratories	$115,460,000.00	$6,797,080.00	ABN Amro